Exhibit 3.282
EXHIBIT A
AMENDED AND RESTATED
ARTICLES OF LIMITED PARTNERSHIP
OF
PHC-MORGAN CITY, L.P.
     Pursuant to Section 3404 of the Louisiana Civil Code of 1870, the undersigned parties being all of the partners (the “Partners”) of PHC-Morgan City, L.P. (the “Limited Partnership”), a Louisiana limited partnership formed pursuant to the provisions of Article 2836 et. seq. of the Louisiana Civil Code of 1870, as amended and reenacted (the “Act”), hereby amend and restate the Articles of Limited Partnership of the Limited Partnership and agree as follows:

		Percent	Capital
	Name and Address	Ownership	Contribution
General Partner:	PHC-Lakewood, Inc.	1%	$1.00
	a Louisiana corporation
	105 Westwood Place, Suite 400
	Brentwood, Tennessee 37027

Limited Partner:	PHC-Morgan Lake, Inc.	99%	$99.00
	a Louisiana corporation
	105 Westwood Place, Suite 400
	Brentwood, Tennessee 37027
     The General Partner made its contribution to capital in cash at the time it executed the Articles of Limited Partnership, dated August 21, 2001. The Limited Partner made its contribution to capital in cash at the time it executed the Amended and Restated Articles of Limited Partnership, dated October 24, 2001. Neither Partner shall be required to make any additional contribution of capital to the Limited Partnership, although the Partners may from time to time agree to make additional contributions to the Limited Partnership.
     The Limited Partnership may engage in any lawful business permitted by the Act, including without limitation, acquiring, owning, operating, selling, leasing, and otherwise dealing with hospitals and other healthcare businesses.
     The address of the registered and principal office of the Limited Partnership is 1125 Marguerite Street, Morgan City, Louisiana 70381, and the name and address of the registered agent for service of process on the Limited Partnership in the State of Louisiana is National Registered Agents, Inc., 225 St. Ann Drive, Mandeville,

Louisiana 70471-3219.
     The Limited Partnership shall be terminated and dissolved upon the earlier of (i) the mutual agreement of the Partners or (ii) December 31, 2050. After payment of all obligations and other liabilities as provided in the Act, notwithstanding any provision to the contrary in this Agreement, all remaining Limited Partnership assets shall be distributed to the Partners in accordance with their positive ending capital account balances in compliance with Treasury Regulation Section 1.704-l(b)(2)(ii)(b)(2). No Partner shall have the obligation to another Partner, the Limited Partnership, or third party to restore a negative capital account balance during the existence or upon termination of the Limited Partnership.
     A capital account for each Partner shall be established, maintained and adjusted in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv), including any optional adjustments under Treasury Regulation Section 1.704-l(b)(2)(iv)(f) that the General Partner believes are necessary to reflect the economic interests of the Partners and, if applicable, the adjustments required under Treasury Regulation Section 1.704-l(b)(2)(iv)(g).
     All distributions and, after giving effect to the special allocations in the following paragraph, all allocations of income, gains, losses and credits shall be made in accordance with the Percent Ownership of each Partner. No allocation of loss or deduction will be made to a Partner that would create an impermissible capital account balance as computed under Treasury Regulations Section 1.704-l(b)(2)(ii)(d).
     This Agreement contains, and the Partners shall comply with the “qualified income offset” provision of Treasury Regulations Section 1.704-l(b)(2)(ii)(d), the minimum gain chargeback provisions and provisions relating to the special allocation of nonrecourse deductions of Treasury Regulations Section 1.704-2. The allocations contained in this paragraph shall be defined, interpreted and made in accordance with the applicable Treasury Regulations.
     Income, gain, loss and deduction as computed for income tax purposes with respect to Limited Partnership property subject to Internal Revenue Code Section 704(c) and/or Treasury Regulations Section 1.704-l(b)(2)(iv)(f) shall be allocated in accordance with said Internal Revenue Code Section and/or Treasury Regulations Section 1.704-l(b)(4)(i), as the case may be, using any reasonable method permitted in Treasury Regulations Section 1.704-3 that is selected by the General Partner. Allocations made pursuant to this paragraph shall not affect the capital accounts of the Partners.
     The General Partner shall have the exclusive right and full power and authority to manage, control, conduct and operate the business of the Partnership, and may take any and all action without the consent of the Limited Partner. The General Partner shall maintain all books and records required by the Act to be maintained at the address specified above or at any other office designated by the General Partner. The General Partner shall make available at its principal office at the address specified above in the State of Tennessee such books and records of the Limited Partnership as are required pursuant to the Act. The General Partner shall have the right to designate a different registered agent and/or registered office for the Limited Partnership by complying with any requirements pursuant to the Act.
     The Limited Partnership shall indemnify and hold harmless the General Partner, and its members, managers, employees, agents and representatives and the officers, directors, employees agents and representatives of its members to the fullest extent permitted by the Act.
     The Partners hereby agree that all other terms of the Limited Partnership be controlled and interpreted in accordance with the Act.

     EXECUTED effective as of October 24, 2001.

GENERAL PARTNER:

WITNESSES:	PHC-Lakewood, Inc.,
a Louisiana corporation

Faye S. Edwards	By:	/s/ Howard T. Wall

Darla T. Cowan	Title:	V.P. and Secretary

STATE OF TENNESSEE	)
) SS.:
COUNTY OF WILLIAMSON	)
          On this 24 day of October, 2001, before me, the subscriber, a Notary Public duly appointed to take proof and acknowledgment of deeds and other instruments, came Howard T. Wall to me personally known to be the individual described in and who signed the preceding Articles of Limited Partnership, and who duly acknowledged to me, the signing of the same, and being by me duly sworn deposeth and saith that he signed the foregoing Articles of Limited Partnership in the capacity set forth under his signature.
          IN TESTIMONY WHEREOF, I hereunto set my name and affix my official seal at Brentwood, Tennessee, the day and year first above written.
     Linda Marie Crockett Notary Public

(SEAL)	My Commission Expires SEPT. 25, 2004

WITNESSES:	LIMITED PARTNER:

PHC-Morgan Lake, Inc.
a Louisiana corporation

Faye S. Edwards	By:	/s/ Howard T. Wall

Darla T. Cowan	Title:	V.P. and Secretary

STATE OF TENNESSEE	)
) SS.:
COUNTY OF WILLIAMSON	)
          On this 24 day of October, 2001, before me, the subscriber, a Notary Public duly appointed to take proof and acknowledgment of deeds and other instruments, came Howard T. Wall, to me personally known to be the individual described in and who signed the preceding Articles of Limited Partnership, and who duly acknowledged to me, the signing of the same, and being by me duly sworn deposeth and saith that he signed the foregoing Articles of Limited Partnership in the capacity set forth under his signature.
          IN TESTIMONY WHEREOF, I hereunto set my name and affix my official seal at Brentwood, Tennessee, the day and year first above written.
     Linda Marie Crockett Notary Public

(SEAL)	My Commission Expires SEPT. 25, 2004

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